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                                                                  Exhibit 3.2(a)

                                    AMENDMENT
                                       TO
                                     BY-LAWS
                                       OF
                                BIOENVISION, INC.

         BIOENVISION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

                  RESOLVED, that the By-Laws be amended by changing Section 1 of
         Article IV thereof so that, as amended, such Section 1 shall be and read as follows:

                  Section 1. The business and affairs of the corporation shall be managed by, or under the direction of, its Board of Directors consisting of such number of directors as shall be established from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, provided that the number shall not be less than three (3) nor more than twelve (12). A director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to his prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The directors need not be residents of this state or stockholders in the corporation.

         SECOND: That said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Amendment to By-Laws to be signed by its Chief Executive Officer this April 30, 2002.

                                    /s/ Christopher B. Wood
                                    ------------------------------------------
                                             Christopher B. Wood, M.D.
                                              Chief Executive Officer